Filed pursuant to Rule 433

March 3, 2025

Relating to

Preliminary Prospectus Supplement dated March 3, 2025

to

Prospectus dated September 23, 2022

Registration Statement No. 333-267583-06

Duke Energy Progress, LLC

$500,000,000 First Mortgage Bonds, 4.35% Series due 2027

$850,000,000 First Mortgage Bonds, 5.05% Series due 2035

$750,000,000 First Mortgage Bonds, 5.55% Series due 2055

Pricing Term Sheet

Issuer:	Duke Energy Progress, LLC (the “Issuer”)
Trade Date:	March 3, 2025
Settlement Date:	March 6, 2025 (T+3)
Expected Ratings (Moody’s/S&P)*:	Aa3/A (Stable/Stable)
Security Description:

First Mortgage Bonds, 4.35% Series due 2027 (the “2027 Mortgage Bonds”)

First Mortgage Bonds, 5.05% Series due 2035 (the “2035 Mortgage Bonds”)

First Mortgage Bonds, 5.55% Series due 2055 (the “2055 Mortgage Bonds”)

Principal Amount:	2027 Mortgage Bonds: $500,000,000 2035 Mortgage Bonds: $850,000,000 2055 Mortgage Bonds: $750,000,000
Interest Payment Dates:

2027 Mortgage Bonds: March 6 and September 6, beginning on September 6, 2025

2035 Mortgage Bonds: March 15 and September 15, beginning on September 15, 2025

2055 Mortgage Bonds: March 15 and September 15, beginning on September 15, 2025

Maturity Date:	2027 Mortgage Bonds: March 6, 2027 2035 Mortgage Bonds: March 15, 2035 2055 Mortgage Bonds: March 15, 2055
Benchmark Treasury:	2027 Mortgage Bonds: 4.125% due February 28, 2027 2035 Mortgage Bonds: 4.625% due February 15, 2035 2055 Mortgage Bonds: 4.500% due November 15, 2054
Benchmark Treasury Price:	2027 Mortgage Bonds: 100-08 3/4 2035 Mortgage Bonds: 103-23 2055 Mortgage Bonds: 100-20+
Benchmark Treasury Yield:	2027 Mortgage Bonds: 3.980% 2035 Mortgage Bonds: 4.165% 2055 Mortgage Bonds: 4.461%

Spread to Benchmark Treasury:	2027 Mortgage Bonds: +40 bps 2035 Mortgage Bonds: +90 bps 2055 Mortgage Bonds: +110 bps
Coupon:	2027 Mortgage Bonds: 4.35% 2035 Mortgage Bonds: 5.05% 2055 Mortgage Bonds: 5.55%
Reoffer Yield:	2027 Mortgage Bonds: 4.380% 2035 Mortgage Bonds: 5.065% 2055 Mortgage Bonds: 5.561%
Price to the Public:

2027 Mortgage Bonds: 99.943% per 2027 Mortgage Bond, plus accrued interest, if any, from March 6, 2025

2035 Mortgage Bonds: 99.882% per 2035 Mortgage Bond, plus accrued interest, if any, from March 6, 2025

2055 Mortgage Bonds: 99.838% per 2055 Mortgage Bond, plus accrued interest, if any, from March 6, 2025

Redemption Provisions / Make-Whole Call:

2027 Mortgage Bonds: The Issuer may redeem the 2027 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•      (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2027 Mortgage Bonds + 10 bps less (b) interest accrued to the redemption date; and

•      (2) 100% of the principal amount of the 2027 Mortgage Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

2035 Mortgage Bonds and 2055 Mortgage Bonds: Prior to the applicable Par Call Date (as set forth in the table below), the Issuer may redeem each series of the 2035 Mortgage Bonds and the 2055 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•      (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such series of Mortgage Bonds matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below) less (b) interest accrued to the redemption date; and

•      (2) 100% of the principal amount of such series of Mortgage Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem each series of the 2035 Mortgage Bonds and the 2055 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such series of Mortgage Bonds to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date for such series of Mortgage Bonds.

Series	Par Call Date	Make-Whole Spread
2035 Mortgage Bonds	December 15, 2034	15 bps
2055 Mortgage Bonds	September 15, 2054	20 bps

CUSIP / ISIN:	2027 Mortgage Bonds: 26442U AT1 / US26442UAT16 2035 Mortgage Bonds: 26442U AU8 / US26442UAU88 2055 Mortgage Bonds: 26442U AV6 / US26442UAV61
Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Santander US Capital Markets LLC

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

CIBC World Markets Corp.

Truist Securities, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Loop Capital Markets LLC

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

WauBank Securities LLC

AmeriVet Securities, Inc.

Blaylock Van, LLC

Mischler Financial Group, Inc.

R. Seelaus & Co., LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533, Morgan Stanley & Co. LLC toll-free at (866) 718-1649, MUFG Securities Americas Inc. toll-free at (877) 649-6848, Santander US Capital Markets LLC toll-free at (855) 403-3636 and U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

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